UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☐                             Filed by a Party other than the Registrant  ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

MONEYGRAM INTERNATIONAL, INC.

(Name of Registrant as Specified In Its Charter)

Ant Small and Micro Financial Services Group Co., Ltd.

Alipay (UK) Limited

Matrix Acquisition Corp.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

The following letter was published in The Hill.

Letter To The Editor

The May 8 opinion piece “Corporate merger with Chinese company poses security risk,” contains such spurious and far-fetched allegations about Ant Financial’s proposed acquisition of MoneyGram that we feel compelled to refute.

MoneyGram is the second-largest, global money transfer company and Ant Financial is a private, entrepreneurial technology company. We share a mission to serve financially underserved people around the world and by joining forces will grow MoneyGram’s business and create jobs in America.

Contrary to the op-ed’s assertion, Ant Financial is neither owned, nor controlled by the Chinese government. Like U.S. government pension funds investing in domestic equities, a small number of Chinese government investment funds hold minor positions in Ant Financial. These passive financial investors do not participate in the company’s management or board, and, like other outside shareholders of any company, they never have access to private customer data.

Further, an average MoneyGram remittance is $324, for which MoneyGram only requires the sender’s name, address, and date of birth. Not until transactions reach over twice that amount does MoneyGram request a government-issued ID. In rare cases, when a transaction reaches almost 10 times that amount, additional information is required. To compare this information to that of SF-86 background checks, fingerprints, and personnel files lifted from the Office of Personnel Management servers is not only absurd, but also demonstrates a clear lack of understanding about our business. We would never ask for, receive, nor store such personal information.

MoneyGram systematically implements stringent data protection policies to protect consumer privacy and comply with all applicable laws, including next-generation firewalls, security alert management tools, and strong endpoint controls. Moreover, Ant Financial is committed to maintaining, and bolstering, these safeguards, including the continued storage of MoneyGram’s U.S. customer data on U.S. servers.

U.S. government agencies that review foreign investments are aware of these facts. MoneyGram and Ant Financial voluntarily submitted the proposed transaction to the Committee on Foreign Investment in the United States to ensure there are no security risks to the U.S. or its citizens. We will continue to work with committee members to provide any information they need as they proceed with their review.

Decisions of this type should be made with proper review, and we are confident in a thorough and responsible review process. MoneyGram and Ant Financial are committed to business growth and creating job in the U.S., while ensuring the strongest protection for consumers everywhere.

From Alex Holmes, CEO of MoneyGram, and Douglas Feagin, President of Ant Financial International

Holmes is based in Dallas, Texas, and Feagin in New York, N.Y.

Additional Information for Stockholders

Ant Small and Micro Financial Services Group Co., Ltd. (“Ant Financial Services Group”) and its subsidiaries Alipay (UK) Limited (“Alipay UK”) and Matrix Acquisition Corp. (“Acquisition Corp.), and their respective directors and officers, are participants in the solicitation of proxies from the stockholders of MoneyGram in connection with the proposed acquisition of MoneyGram by Alipay UK.

In connection with such proposed acquisition, MoneyGram has filed a definitive proxy statement and other materials with the Securities and Exchange Commission (the “SEC”). In addition, MoneyGram, Ant Financial Services Group, Alipay UK and Acquisition Corp. may also file other relevant documents with the SEC regarding the proposed transaction. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT(S) AND OTHER DOCUMENTS THAT HAVE BEEN OR MAY BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the proxy statement(s) and other documents filed with the SEC by (i) MoneyGram, at MoneyGram’s website, corporate.moneygram.com, or at the SEC’s website, www.sec.gov and (ii) Ant Financial Services Group, Alipay UK and Acquisition Corp. in connection with the proposed merger, at the website antandmoneygram.com, or at the SEC’s website, www.sec.gov. The proxy statement(s) and other relevant documents may also be obtained for free from MoneyGram by writing to MoneyGram International, Inc., 2828 North Harwood Street, 15th Floor, Dallas, Texas 75201, Attention: Investor Relations.

MoneyGram and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of MoneyGram in connection with the proposed transaction. Information about the directors and executive officers of MoneyGram is set forth in the Proxy Statement on Schedule 14A for the 2017 annual meeting of stockholders for MoneyGram, which was filed with the SEC on April 27, 2017. This document can be obtained free of charge from the sources indicated above. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is contained in the definitive proxy statement and other relevant materials to be filed with the SEC when they become available.